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                                                                  EXHIBIT (c)(6)

                                                                February 9, 1998



Grist Mill Co.
21340 Hayes Avenue
Lakeville, Minnesota  55044

Ladies and Gentlemen:

         In order to allow you to evaluate the possible acquisition (the "Proposed Acquisition") of Grist Mill Co. by International Home Foods, Inc. (the "Company"), we will allow you access to, upon your execution and delivery to us of this letter agreement, certain information about the properties and operations of the Company. All information about the Company furnished by us or our affiliates, or our respective directors, officers, employees, agents or controlling persons (such affiliates and other persons collectively referred to herein as "Representatives"), whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, is referred to in this letter agreement as "Proprietary Information." Proprietary Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives,
(b) was available to you on a nonconfidential basis prior to its disclosure by us or (c) becomes available to you on a nonconfidential basis from a person other than us who is not otherwise bound by a confidentiality agreement with us or our Representatives, or is not otherwise prohibited from transmitting the information to you. As used in this letter, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership and individual.

         Unless otherwise agreed to in writing by us, you agree (a) except as required by law, to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than those employed by you or on your behalf who are actively and directly participating in the evaluation of the Proposed Acquisition or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Acquisition and to cause those persons to observe the terms of this letter agreement and (b) not to use Proprietary Information for any purpose other than in connection with the consummation of the Proposed Acquisition in a manner which we have approved. You will be responsible for any breach of the terms hereunder by you or the persons referred to in clause (a) of this paragraph. In the event that you are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, you agree that you will provide us with prompt notice of such request(s) to enable us to seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this letter. In the event that a protective order or other remedy is obtained, you shall use all reasonable efforts to assure that all Proprietary Information disclosed will be covered by such order or other remedy. Whether such protective order or other remedy is obtained or we waive compliance with the provisions of this letter, you will disclose only that portion of the Proprietary Information which you are legally required to disclose.


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Grist Mill Co.
February 9, 1998
Page 2

         Unless otherwise required by law or stock exchange rule, neither you nor your Representatives will, without our prior written consent, disclose to any person (other than those actively and directly participating in the Proposed Acquisition) any information about the Proposed Acquisition, or the terms, conditions or other facts relating thereto, including the fact that discussions are taking place with respect thereto or the status thereof, or the fact that the Proprietary Information has been made available to you.

         If within 30 days of the date of this letter a letter of intent or a definitive acquisition agreement has not been executed or if you determine sooner that you do not wish to proceed with the Proposed Acquisition, you will promptly advise us of that decision. In either case, or in the event that the Proposed Acquisition is not consummated by you, you will, upon our request, promptly deliver to us all of the Proprietary Information, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in your possession or in the possession of any of your Representatives.

         Although the Proprietary Information contains information which we believe to be relevant for the purpose of your evaluation of the Proposed Acquisition, we do not make any representation or warranty as to the accuracy or completeness of the Proprietary Information. Except as may be set forth in the definitive acquisition agreement, neither we, our affiliates, nor any of our respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 (the "Exchange Act") shall have any liability to you or any of the Representatives relating to or arising from the use of the Proprietary Information.

         You acknowledge that you are, and that your Representatives who are informed as to the matters which are the subject of this Agreement will be made,
(i) aware that the United States securities laws would prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, (ii) familiar with the Exchange Act and the rules and regulations promulgated thereunder, including to the extent they relate to the matters referred to in this paragraph. You agree that you and your Representatives will not use or cause any third party to use any Evaluation Material in contravention of the United States securities laws, including the Exchange Act or any rules and regulations promulgated thereunder.

         Without prejudice to the rights and remedies otherwise available to us, we shall be entitled to equitable relief by way of injunction if you or any of the Representatives breach or threaten to breach any of the provisions of this letter agreement.

         It is understood and agreed that no failure or delay by us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof


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Grist Mill Co.
February 9, 1998
Page 3

preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

         This letter shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

         Any assignment by you of your rights and obligations under this letter without our prior written consent shall be void.

         The covenants and other terms and conditions contained herein shall expire 5 years from the date of execution.



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Grist Mill Co.
February 9, 1998
Page 4
         Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                       INTERNATIONAL HOME FOODS, INC.



                                       By: /s/ ANDREW S. ROSEN
                                          --------------------------------------
                                       Its: Vice President
                                           -------------------------------------


Accepted and Agreed as of
the date first written above:

Grist Mill Co.


By: /s/ GLEN S. BOLANDER
   --------------------------------------
Its: C.E.O.
    -------------------------------------